Exhibit 10.1

CERTAIN INFORMATION IDENTIFIED IN THIS DOCUMENT, MARKED BY BRACKETS AND ASTERISKS (“[***]”),

HAS BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K UNDER THE SECURITIES ACT OF 1933,

AS AMENDED, BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE

COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

RESEARCH FUNDING AND OPTION AGREEMENT

This Agreement is entered into May 12, 2020 (the “Effective Date”), by and between The Scripps Research Institute, a California nonprofit public benefit corporation located at 10550 North Torrey Pines Road, La Jolla, California 92037 ("TSRI"), and Xenetic Biosciences, Inc. ("Sponsor"), a for-profit corporation located at 40 Speen Street, Suite 102, Framingham, Massachusetts 01701, with respect to the facts set forth below.

RECITALS

A.     TSRI is engaged in fundamental scientific biomedical and biochemical research including research relating to methods for treatment of B cell malignancies using personalized medicine, as more particularly described herein.

B.     Sponsor is engaged in research and development of personalized CAR T therapy for the treatment of hematological cancers.

C.     Sponsor desires to provide certain funding as part of TSRI’s research activities described above.

D.     Subject to any non-exclusive rights of the U.S. Government, TSRI is willing to grant to Sponsor an option to acquire rights and licenses to certain intellectual property arising from the Research Program.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions outlined herein, TSRI and Sponsor hereby agree as follows:

1.       DEFINITIONS.

1.1       Affiliate. The term "Affiliate" shall mean any entity which directly or indirectly controls, or is controlled by Sponsor. The term "control" as used herein means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; or (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. Unless otherwise specified, the term Sponsor includes Affiliates.

1.2        Agreement Number. This Agreement is TSRI number 2020-0140.

1.3       Biological Materials. The term “Biological Materials” shall mean any Technology in the form of tangible materials together with any progeny, mutants, or derivatives thereof developed in performance of the Research Program.

1.4       Calendar Quarter. The term “Calendar Quarter” shall mean that period of three months occurring from January through March (Quarter 1), April through June (Quarter 2), July through September (Quarter 3) and October through December (Quarter 4). For purposes of clarity, each of Quarter 1, Quarter 2, Quarter 3 and Quarter 4 is a Calendar Quarter under this Agreement.

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1.5       Confidential Information. The term "Confidential Information" shall mean any and all proprietary information of TSRI or Sponsor, including, trade secrets, information relating to existing or contemplated products, services, technology, designs, processes, formulae, computer systems, computer software, research programs, algorithms and research or developments, which may be exchanged between the parties at any time and from time to time during the term hereof. The fact that a party may have marked or identified as confidential or proprietary any specific information shall be indicative that such party believes such information to be confidential or proprietary, but the failure to so mark information shall not conclusively determine that such information was or was not considered confidential information by such party. Neither Party shall modify, enhance, compile or assemble (or reverse compile or disassemble), or reverse engineer Confidential Information of the other or anything containing or embodying such Confidential Information. Neither Party shall use any Confidential Information of the other Party or the concepts therein for its own benefit or for the benefit of a third party or for any purpose other than for evaluating a possible business relationship. Neither Party shall remove any proprietary legends or notices, including copyright notices, appearing on or in the Confidential Information. Each Party shall take appropriate action with respect to each and every person permitted access to any Confidential Information to ensure that each person complies with the confidentiality provisions hereof. Confidential Information shall also include any information which, given the circumstances surrounding the disclosure, would be considered confidential by the disclosing party. Information shall not be considered confidential to the extent that it:

a.       Is publicly disclosed through no fault of any party hereto, either before or after it becomes known to the receiving party; or

b.       Was known to the receiving party prior to the Effective Date, which knowledge was acquired independently and not from the other party hereto (including such party's employees); or

c.       Is subsequently disclosed to the receiving party in good faith by a third party who has a right to make such disclosure; or

d.       Was independently developed by or on behalf of the receiving party without use of or reference to the other party’s Confidential Information.

1.6        Field. The term "Field" shall mean treatment of a B-cell Malignancy using the Technology.

1.7        Joint Technology. The term "Joint Technology" shall mean any Technology developed by individuals associated with TSRI and Sponsor under the terms of this Agreement.

1.8       Patent Rights. The term “Patent Rights” shall mean:

(a) U.S. patents or patent application(s) directed to the Technology;

(b) Foreign counterpart patents or patent applications claiming and entitled to the priority date of the respective patents and patent application(s) referenced in sub-clause (a) above;

(c) Divisionals and continuations of any patents or patent applications referenced in sub-clauses (a) and (b) above;

(d) Any claim(s) of a continuation-in-part claiming and entitled to the priority date of the respective patents and patent application(s) referenced in sub-clause (a) above; and

(e) Reissues, reexaminations, renewals and patent term extensions of the patents referenced in sub-clauses (a) - (d) above.

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1.9       Principal Investigator. The term "Principal Investigator" shall mean Dr. Lerner, together with such replacement persons selected in accordance with the provisions of Section 2.2 hereof.

1.10       Research Program. The term "Research Program" shall mean the research program to be undertaken by TSRI under the direction and control of the Principal Investigator as expressly set forth on Exhibit A hereto.

1.11       Research Tool. The term “Research Tool” shall mean any Technology which is designed or utilized for basic research purposes or internal drug discovery purposes and which is not utilized to produce, or incorporated into, a product.

1.12       Technology. The term "Technology" shall mean any invention, discovery, know-how, Biological Material, software, information and data, whether patentable or not, first conceived and reduced to practice during and as a result of the performance of the Research Program.

1.13       Technology Rights. The term “Technology Rights” shall mean any Technology, including TSRI Technology and Joint Technology developed pursuant to the work conducted under this Agreement.

1.14       TSRI Technology. The term "TSRI Technology" shall mean any Technology developed solely by TSRI under the principles of what constitutes an inventor under the patent laws of the United States of America.

2.       CONDUCT OF RESEARCH PROGRAM.

2.1       Conduct of Research Program. TSRI hereby agrees to use diligent and reasonable efforts to perform the Research Program subject to the provisions of this Agreement. Notwithstanding the foregoing, TSRI makes no warranties or representations regarding its ability to achieve, nor shall it be bound to accomplish, any particular research objective or results.

2.2       Supervision of Research Program. TSRI agrees that the Research Program at TSRI shall be conducted by or under the direct supervision of the Principal Investigator. In the event that the Principal Investigator leaves TSRI, or terminates his/her involvement in the Research Program, TSRI shall use its best efforts to find a replacement Principal Investigator for whom Sponsor provides its written acceptance, which written acceptance shall not be unreasonably withheld. In the event that TSRI shall fail to appoint a replacement Principal Investigator reasonably acceptable to Sponsor, Sponsor shall have a right to terminate this Agreement upon delivery to TSRI of written notice of intent to terminate pursuant to this Section 2.2, which notice must be delivered to TSRI not less than thirty (30) days nor more than ninety (90) days after delivery by TSRI to Sponsor of the name of the replacement Principal Investigator.

2.3       Reports. TSRI agrees that within forty-five (45) days following the last day of each Calendar Quarter during the term of this Agreement, TSRI shall furnish Sponsor with a written report summarizing the results of the research included within the scope of the Research Program conducted by TSRI, during the immediately preceding Calendar Quarter, including but not limited to all data, conclusions, results, analysis, observations and a detailed description of all procedures, including all materials used for each procedure. All such reports shall be treated as Confidential Information by Sponsor

2.4       Financial and Staffing Obligations

(a) Contributions of Parties to Research Program. Contributions in the form of financial support, equipment, personnel, technology and other necessary components for the conduct of the Research Program shall be made by the parties in accordance with the terms set forth on Exhibit B. All payments due to TSRI by Sponsor shall be payable in U.S. Dollars in quarterly installments in advance, within thirty (30) days of the dates set forth in the following payment schedule:

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1st invoice: $300,013.50 (USD)	To be submitted: Effective Date

2nd invoice: $300,013.50 (USD)	To be submitted: 90 days after Effective Date

3rd invoice: $300,013.50 (USD)	To be submitted: 180 days after Effective Date

4th invoice: $300,013.50 (USD)	To be submitted: 270 days after Effective Date

5th invoice: $300,013.50 (USD)	To be submitted: 1 year anniversary of Effective Date

6th invoice: $300,013.50 (USD)	To be submitted: 450 days after Effective Date

7th invoice: $300,013.50 (USD)	To be submitted: 540 days after Effective Date

8th invoice: $300,013.50 (USD)	To be submitted: 630 days after Effective Date

9th invoice: $299,820.50 (USD)	To be submitted: 2 year anniversary of Effective Date

10th invoice: $299,820.50 (USD)	To be submitted: 810 days after Effective Date

All invoices shall be sent to Sponsor via e-mail at AP@xeneticbio.com. Each invoice and payment must reference the Research Project title, Agreement Number and Principal Investigator for purposes of identification. Payments under this Section 2.4(a) shall be sent to:

The Scripps Research Institute

10550 North Torrey Pines Road, TPC-7

La Jolla, California 92037

Attn: Senior Director, Sponsored Programs

TSRI shall not be obligated to perform any of the research specified herein or to take any other action required under this Agreement if the funding is not provided as set forth in Exhibit B and in accordance with the payment schedule as set forth in this Section 2.4(a). Furthermore, should Sponsor fail to make the first payment to TSRI in accordance with this Section 2.4(a), TSRI shall have the right to immediately terminate this Agreement and this Agreement shall be null and void ab initio.

(c) Indirect Cost Adjustment. TSRI shall have the right to adjust the payments payable under Section 2.4(a) above to reflect changes in the indirect cost rate negotiated between TSRI and the U.S. Government that is in effect during the quarter that the work is performed. TSRI will notify Sponsor in writing of any change in the indirect cost rate before the effective date of such change. The corresponding direct costs will remain fixed as specified in Exhibit B.

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3.       OPTION, LICENSE AND PROSECUTION.

3.1       Grant of License . Patent Rights and Technology Rights. TSRI hereby grants to Sponsor the following:

(a) A license within the Field to any Patent Rights or Technology under the terms of the License Agreement Between Opko Pharmaceuticals, LLC and TSRI with an Effective Date of February 25, 2019 (the “License Agreement”), which was later assigned to Sponsor by Opko Pharmaceuticals, LLC on March 1, 2019. The Patent Rights or Technology Rights licensed under this section 3.1(a) will be added to Exhibit A of the License Agreement with a notation that the scope of the license is limited to the Field.

(b) an exclusive option (the “Option”) to acquire an exclusive, worldwide license, including the right to sublicense, under TSRI’s rights in the Technology or Patent Rights not already licensed under 3.1(a). In the event that a product, process or Biological Material utilizes a Research Tool, such Research Tool shall be made available for Sponsor’s sole use on a non-exclusive, royalty-free, non-transferable basis solely in connection with Sponsor’s exercise of its license rights to the Patent Rights granted hereunder.

(c) a non-exclusive, royalty-free, non-transferable license, without the right to grant sublicenses, to make and use TSRI Technology solely for Sponsor’s internal research purposes during the performance of the Research Program. Any transfer of materials to Sponsor under this Section 3.1(c) shall require the execution of a Material Transfer Agreement.

3.2       Disclosure of Technology Subject to Option. After the Principal Investigator submits an invention disclosure covering any Technology to TSRI’s Office of Technology Development, TSRI shall disclose such Technology in writing to Sponsor (the “Technology Disclosure”). TSRI shall use reasonable efforts to provide a Technology Disclosure that contains sufficient detail to (i) enable both parties to determine whether or not the particular Technology is TSRI Technology or Joint Technology; and (ii) enable Sponsor to evaluate the advisability of exercising the Option granted hereunder with respect to such Technology. All such Technology Disclosures shall be maintained in confidence by Sponsor as Confidential Information of TSRI.

3.3       Option Period. Sponsor shall have a period of ninety (90) days from receipt of the Technology Disclosure from TSRI (the “Option Period”) within which to exercise its Option with respect to the particular Technology disclosed therein. Upon delivery of written notice that Sponsor waives its Option, or upon the failure of Sponsor to exercise its Option in writing during the Option Period, Sponsor shall have no further rights to the particular TSRI Technology, and TSRI may license the TSRI Technology to third parties as it sees fit.

3.4       Exercise of Option. Sponsor shall exercise its Option by delivering to TSRI a written notice within the Option Period which specifies the particular Technology for which the Option is being exercised. Upon such notification, Sponsor and TSRI shall have a period of one-hundred and eighty (180) days within which to negotiate a definitive license agreement. Additionally, in the event that the Parties require additional time to negotiate the definitive agreement, the Parties shall have the option to extend the period for negotiation on a month by month basis, with the understanding that such extension requires the mutual written consent of both Parties, which consent shall not to be unreasonably withheld or delayed.

3.5       Prosecution of Patent Rights. TSRI shall direct and control the preparation, filing and prosecution of patent applications and patents within the Patent Rights. TSRI will provide to Sponsor a copy of any communication to be filed with a patent office anywhere in the world and TSRI shall reasonably consider any comments provided by Sponsor related to the content of the communication. As consideration for the Option, Sponsor shall pay all reasonable fees and costs, and any and all reasonable future fees and costs associated with work performed by TSRI’s Office of Patent Counsel and any independent counsel engaged by TSRI related to the preparation, filing, prosecution and maintenance of the Patent Rights. Payment shall be made within thirty (30) days after Sponsor receives an invoice therefor. Failure of Sponsor to pay patent fees and expenses as set forth above shall immediately relieve TSRI from its obligation to incur any further patent fees and expenses with regard to the Technology that is the subject matter of the patents for which such fees and expenses are payable. Sponsor’s obligation to pay all patent fees and costs incurred pursuant to this Agreement shall survive the termination or expiration of this Agreement. Both parties hereto agree that TSRI may, at its sole discretion, utilize TSRI’s Office of Patent Counsel in lieu of or in addition to independent counsel for patent prosecution and maintenance of patent application(s). Sponsor shall have full rights of consultation with the patent attorneys so selected on all matters relating to patent application(s), provided that TSRI shall have the final determination in all such matters.

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3.6       Joint Technology. The parties hereby agree that in the event that the disclosed Technology is Joint Technology not in the Field and that Sponsor either does not exercise its Option or does not sign a license agreement with TSRI, both parties shall (i) have no further obligations to each other with respect to such Joint Technology and any Patent Rights that relate thereto; and (ii) be free to independently license or otherwise dispose of their rights to such Joint Technology and any Patent Rights that relate thereto on a worldwide basis without accounting to the other party.

4.       INTERESTS AND RIGHTS IN INTELLECTUAL PROPERTY.

4.1       Title. TSRI shall retain sole ownership and title to TSRI Technology and to all intellectual property rights related thereto. TSRI shall, in the good faith exercise of its discretion, undertake reasonable efforts to preserve and maintain its ownership and title in and to the TSRI Technology as TSRI deems appropriate. Ownership of and title to Joint Technology shall be vested jointly in TSRI and Sponsor, with each owning an undivided interest therein. Ownership of Patent Rights shall follow inventorship under principles arising under U.S. patent law.

4.2       Governmental Interest. TSRI and Sponsor acknowledge that TSRI has received, and expects to continue to receive, funding from the United States Government in support of TSRI's research activities. TSRI and Sponsor acknowledge and agree that their respective rights and obligations pursuant to this Agreement shall be subject to the rights of the United States Government, existing and as amended, which may arise or result from TSRI’s receipt of research support from the United States Government, including but not limited to, 37 CFR 401, the NIH Grants Policy Statement and the NIH Guidelines for Obtaining and Disseminating Biomedical Research Resources.

4.3       Reservation of Rights. All rights that are not expressly granted under this Agreement are hereby reserved. Without limiting the foregoing, TSRI reserves the right to use for any research or educational purposes any Patent Rights, Biological Materials, or Research Tools, without TSRI being obligated to pay Sponsor any royalties or other compensation. In addition, TSRI reserves the right to grant non-exclusive research and educational use licenses to other nonprofit or academic institutions to Patent Rights, Biological Materials, or Research Tools, without the other non-profit entity being obligated to pay Sponsor any royalties or other compensation.

5.       CONFIDENTIALITY AND PUBLICATION.

5.1 Treatment of Confidential Information. The parties agree that during the term of this Agreement, and for a period of five (5) years after this Agreement terminates, a party receiving Confidential Information of the other party will (a) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary information; (b) not disclose such Confidential Information to any third party without the prior written consent of the other party; and (c) not use such Confidential Information for any purpose except those permitted by this Agreement.

If Confidential Information is required to be disclosed by law or court order, the Party required to make such disclosure shall limit the same to the minimum required to comply with the law or court order, and shall use reasonable efforts to attempt to seek confidential treatment for that disclosure, and prior to making such disclosure that Party shall notify the other party, not later than ten (10) days (or such shorter period of time as may be reasonably practicable under the circumstances) before the disclosure in order to allow that other Party to comment and/or to obtain a protective or other order, including extensions of time and the like, with respect to such disclosure.

5.2 Publications. Sponsor acknowledges that it is the general policy of TSRI to encourage publication of research results in technical or scientific journals; and Sponsor agrees that TSRI shall have a right to publish in accordance with its general policy. TSRI shall submit to Sponsor copies of proposed publications which describe Technology and afford Sponsor a period of thirty (30) days to review the publication to ascertain whether Sponsor’s Confidential Information would be disclosed by the publication. If such proposed publication would disclose Sponsor’s Confidential Information, then upon Sponsor’s written request TSRI shall remove such Confidential Information of Sponsor or delay publication for up to an additional thirty (30) days to allow Sponsor to protect its Confidential Information by filing a patent application(s). Absent receipt by TSRI of any written instruction by Sponsor within the thirty (30) day period, TSRI shall be free to publish the proposed publication.

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5.3 Publicity. Except as otherwise provided herein or required by law, no party shall originate any publication, news release or other public announcement, written or oral, whether in the public press, stockholders' reports, or otherwise, relating to this Agreement or to the performance hereunder without the prior written approval of the other party, which approval shall not be unreasonably withheld or delayed. TSRI agrees that Sponsor shall have the right to make those disclosures that are legally required under the laws of the United States of America, the State of Nevada or the State of Massachusetts for a publicly traded company on a recognized stock exchange. Scientific publications published in accordance with Section 5.2 of this Agreement shall not be construed as publicity governed by this Section 5.3.

6.       WARRANTY AND DISCLAIMER.

TSRI hereby represents and warrants that it has full right and power to enter into this Agreement. TSRI MAKES NO OTHER WARRANTIES CONCERNING THE CONDUCT OR RESULTS OF THE RESEARCH PROGRAM, PATENT RIGHTS, TECHNOLOGY, RESEARCH TOOLS, BIOLOGICAL MATERIALS OR ANY OTHER MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR ARISING OUT OF COURSE OF CONDUCT OR TRADE CUSTOM OR USAGE, AND TSRI DISCLAIMS ALL SUCH EXPRESS OR IMPLIED WARRANTIES. TSRI MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF PATENT RIGHTS, OR THAT ANY PRODUCT, PROCESS, SERVICE, BIOLOGICAL MATERIAL, OR RESEARCH TOOL WILL BE FREE FROM AN INFRINGEMENT ON PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING UPON ANY PATENT RIGHTS, TECHNOLOGY, RESEARCH TOOLS OR BIOLOGICAL MATERIALS COVERED BY THIS AGREEMENT. FURTHER, TSRI HAS MADE NO INVESTIGATION AND MAKES NO REPRESENTATION THAT THE PATENT RIGHTS, RESEARCH TOOLS OR BIOLOGICAL MATERIALS ARE SUITABLE FOR SPONSOR’S PURPOSES.

IN NO EVENT SHALL TSRI BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER. TSRI’S AGGREGATE LIABILITY, IF ANY, FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID BY SPONSOR TO TSRI UNDER THIS AGREEMENT. THE FOREGOING EXCLUSIONS AND LIMITATIONS SHALL APPLY TO ALL CLAIMS AND ACTIONS OF ANY KIND AND ON ANY THEORY OF LIABILITY, WHETHER BASED ON CONTRACT, TORT (INCLUDING, BUT NOT LIMITED TO NEGLIGENCE OR STRICT LIABILITY), OR ANY OTHER GROUNDS, AND REGARDLESS OF WHETHER TSRI HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. THE PARTIES FURTHER AGREE THAT EACH WARRANTY DISCLAIMER, EXCLUSION OF DAMAGES OR OTHER LIMITATION OF LIABILITY HEREIN IS INTENDED TO BE SEVERABLE AND INDEPENDENT OF THE OTHER PROVISIONS SINCE THEY EACH REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES.

7.       TERM AND TERMINATION.

7.1       Term. Unless terminated sooner, the initial term of this Agreement shall commence on the Effective Date and shall continue for three (3) years.

7.2       Termination by Sponsor. Sponsor may terminate this Agreement by giving thirty (30) days advance written notice of termination to TSRI.

7.3       Termination Upon Non-Payment. In the event that Sponsor fails to pay to TSRI any payment within the time frame set forth in Section 2.4(a), TSRI shall not be obligated to perform any of the research specified herein or to take any other action required under this Agreement. Sponsor shall be provided thirty (30) days to make the payment owed after receiving written notification from TSRI of failure to make a required payment within the time frame set forth in Section 2.4(a). If Sponsor fails to make the required payment within the thirty (30) days following receipt of written notification from TSRI, TSRI may terminate this Agreement immediately upon such non-payment. Termination pursuant to this Section 7.3 shall not relieve Sponsor of any liability under this Agreement.

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7.4       Termination Upon Default. Except as specified in Sections 7.3 and 7.5, the failure of a party to perform any obligation required of it to be performed hereunder and the failure to cure within sixty (60) days after receipt of notice from the other party specifying in reasonable detail the nature of such default, shall constitute an event of default hereunder. Upon the occurrence of an event of default, the non-defaulting party may deliver to the defaulting party written notice of intent to terminate, such termination to be effective upon the date set forth in such notice. Such termination rights shall be in addition to and not in substitution for any other remedies that may be available to the non-defaulting party serving such notice against the defaulting party. Termination pursuant to this Section 7.4 shall not relieve the defaulting party of liability and damages to the non-defaulting party for breach of this Agreement. Waiver by any party of a single default or a succession of defaults shall not deprive such party of any right to terminate this Agreement arising by reason of any subsequent default.

7.5       Termination Upon Insolvency. This Agreement may be terminated as to any party ("Insolvent Party") by another party giving written notice of termination to the Insolvent Party upon the filing of bankruptcy or bankruptcy of the Insolvent Party or the appointment of a receiver of any of the Insolvent Party's assets, or the making by the Insolvent Party of any assignment for the benefit of creditors, or the institution of any proceedings against the Insolvent Party under any bankruptcy law. Termination shall be effective upon the date specified in this notice.

7.6       Effect of Expiration or Termination

a. Termination Upon Default of Sponsor. Upon the termination of this Agreement by reason of a default by Sponsor, neither party shall have any further rights or obligations with respect to this Agreement, other than the obligation of Sponsor to make any and all final payments accrued prior to the date of termination, the obligation of the parties to make all reports required hereunder, and except as provided below. Upon such termination of this Agreement, the parties shall continue to abide by their non-disclosure obligations as described in Section 5.1 and each party hereto shall fulfill any other obligations incurred prior to such termination. Any such termination of this Agreement shall not constitute the termination of any license or any other agreements between the parties which are then in effect except as expressly provided therein. In addition, upon such termination, Sponsor’s Option under Section 3.1 shall be deemed automatically cancelled, and Sections 4, 6, 7 and 9 shall survive any such termination.

b. Expiration or Termination upon Default of TSRI. Upon the expiration of this Agreement at its regularly scheduled expiration date, or upon a termination of this Agreement on account of a default by TSRI, then TSRI shall make the disclosures required by Section 3.2 for TSRI Technology conceived or reduced to practice up to the date of said expiration or termination; and Sponsor shall have the right to exercise its Option with respect to said TSRI Technology in accordance with the schedule and procedures specified in Sections 3.3 and 3.4 above; and any non-exclusive licenses that have been granted under Section 3.1 shall survive. Additionally, each party shall perform all other obligations up to the date of said expiration or termination; and the parties shall continue to abide by their non-disclosure obligations described in Section 5.1; and any previously existing license agreements or other agreements between the parties shall continue in effect. In addition, upon such expiration or termination, Sections 4, 6, 7 and 9 shall survive.

8.       ASSIGNMENT; SUCCESSORS.

8.1       Assignment. Any and all assignments by Sponsor of this Agreement or any rights granted hereunder without the prior written consent of TSRI are void except for assignments to an Affiliate of Sponsor.

8.2       Binding Upon Successors and Assigns. Subject to the limitations on assignment set forth herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of TSRI and Sponsor. Any such successor to or assignee of a party's interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by such party and such written assumption shall be delivered to the other Party.

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9.       GENERAL PROVISIONS.

9.1       Independent Contractors. The relationship between TSRI and Sponsor is that of independent contractors. TSRI and Sponsor are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. TSRI and Sponsor shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

9.2       Dispute Resolution. Any dispute or claim between the parties arising out of or relating to this Agreement, including without limitation the breach thereof, shall be resolved according to the following dispute resolution procedures:

(a) Such dispute shall be first addressed by the representatives of TSRI and Sponsor who have primary responsibility for managing this Agreement.

(b) If the dispute is not resolved by such representatives within fifteen (15) days after the date either party gives written notice that such dispute exists, then the dispute shall be referred to and addressed by the senior management of each party.

(c) If such dispute is not resolved by the parties’ senior management within thirty (30) days after the date the dispute is referred to them, then the dispute shall be submitted to mediation. The mediator shall be a retired judge or other neutral third party mutually selected by TSRI and Sponsor who has at least ten (10) years experience in mediating or arbitrating cases in the bio-pharmaceutical industry and regarding the same or substantially similar legal and subject matter as the dispute between Sponsor and TSRI. If the parties are unable to agree on such mediator within twenty (20) days after they exchange initial lists of potential mediators, a mediator with the same qualifications will be selected by the JAMS office in State of New York, New York City (after consultation with the parties).

(d) The location of the mediation shall be in the State of New York, New York City. TSRI and Sponsor hereby irrevocably submit to the exclusive jurisdiction and venue of the mediator mutually selected by the parties for purposes of the mediation, and to the exclusive jurisdiction and venue of the federal and state courts located in the State of New York, New York City for any action or proceeding regarding this Agreement in the event mediation is unsuccessful as provided in sub-clause (e) below, or as provided in sub-clause (f) below, and waive any right to contest or otherwise object to such exclusive jurisdiction or venue, including without limitation any claim that such exclusive venue is not a convenient forum.

(e) If the dispute is not resolved through mediation, either party may refer the dispute to a court of competent jurisdiction in State of New York, New York City.

(f) Notwithstanding anything to the contrary in this Agreement, prior to or while a mediation proceeding is pending, either party has the right to seek and obtain injunctive and other equitable relief from a court of competent jurisdiction to enforce that party’s rights hereunder.

9.3       Entire Agreement; Modification. This Agreement and all of the attached Exhibits set forth the entire agreement and understanding between the parties as to the subject matter hereof, and supersede all prior or contemporaneous written or oral agreements. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

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9.4       New York Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York notwithstanding any conflicts or choice of laws provisions.

9.5        No Use of Name. The use of the name "The Scripps Research Institute", "Scripps", “TSRI” or any variation thereof in connection with the advertising, sale or performance of Products, Processes, Services, Biological Materials or Research Tools is prohibited, unless Sponsor is provided written agreement for the use of the name.

9.6       Headings. The headings for each article and section in this Agreement have been inserted for the convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

9.7       Severability. Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

9.8       No Waiver. Any delay in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party's rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

9.9       Notices. Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by telefax, telex or cable, charges prepaid, or by overnight courier, postage prepaid, and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party:

FOR TSRI:	The Scripps Research Institute 10550 North Torrey Pines Road, TPC-9 La Jolla, California 92037 ATTN: Alliances

With a copy to:	otd@scripps.edu

FOR SPONSOR:	Xenetic Biosciences, Inc. 40 Speen Street, Suite 102 Framingham, Massachusetts 01701 Attn: Chief Executive Officer

With a copy to:	info@xeneticbio.com

Notices shall be deemed delivered upon the earlier of (i) when received; (ii) three (3) days after deposit into the U.S. mail; (iii) the date notice is sent via telefax, telex or cable; or (iv) the day immediately following delivery to an overnight courier guaranteeing next-day delivery (except Sunday and holidays).

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9.10       Compliance with U.S. Laws. Nothing contained in this Agreement shall require or permit TSRI or Sponsor to do any act inconsistent with the requirements of any United States law, regulation or executive order as the same may be in effect from time to time.

9.11       Export Controls. It is TSRI’s policy to remain fully in compliance at all times with all U.S. export control regulations, including but not limited to the Export Administration Regulations; International Traffic in Arms Regulations; and embargo sanctions under the Office of Foreign Assets Control (OFAC). All activities and/or transactions contemplated or hereby agreed to within this Agreement shall be strictly predicated on full compliance with all U.S. and international export control regulations including but not limited to restricted party prohibitions; export license requirements. In the event that Sponsor will be providing export-controlled material to TSRI, Sponsor must first notify TSRI of its intention to provide this material in advance of shipment. Further, diversion of any kind of any item provided to Sponsor contrary to U.S. laws is strictly prohibited. In the event that such diversion occurs, TSRI shall not be held liable for any consequential liability, penalties, or enforcement actions undertaken by a U.S. Government agency or any other party in relation to such action.

9.12       Indemnity. Sponsor shall indemnify, defend (by counsel reasonably acceptable to TSRI) and hold harmless TSRI and any parent, subsidiary or other affiliated entity of TSRI and their trustees, directors, officers, employees, scientists, agents, successors, assigns and other representatives (collectively, the “Indemnitees”) from and against all claims, suits, actions, damages, liabilities, losses and other expenses, including without limitation reasonable attorney’s fees, expert witness fees and costs incurred by or asserted against the Indemnitees, whether or not a lawsuit or other proceeding is filed (collectively “Claim”), that arise out of or relate to any allegations regarding Sponsor’s use of Technology. Sponsor shall not enter into any settlement of such Claims that imposes any obligation on TSRI, that does not unconditionally release TSRI from all liability or that would have an adverse effect on TSRI’s reputation or business without TSRI’s prior written consent. Notwithstanding the above, Indemnitees, at their expense, shall have the right to retain separate independent counsel to assist in defending any such Claims. In the event Sponsor fails to promptly indemnify and defend such Claims and/or pay Indemnitees’ expenses as provided above, Indemnitees shall have the right to defend themselves, and in that case, Sponsor shall reimburse Indemnitees for all of their reasonable attorney’s fees, costs and damages incurred in settling or defending such Claims within thirty (30) days of each of the Indemnitees’ written requests. This indemnity shall be a direct payment obligation and not merely a reimbursement obligation of Sponsor to Indemnitees.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth above.

TSRI:	SPONSOR:

THE SCRIPPS RESEARCH INSTITUTE	XENETIC BIOSCIENCES, INC.
By:/s/ Nikki Alvarez Name: Nikki Alvarez Title: Director, Alliances	By: /s/ Jeffrey F. Eisenberg Name: Jeffrey F. Eisenberg Title: Chief Executive Officer

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EXHIBIT A: RESEARCH PROGRAM

Overall Period of Performance: 5/1/2020 – 10/31/2022

[***]

Study Introduction

Xenetic Biosciences is developing a CAR T platform (termed ‘XCART’) for the treatment of certain non-Hodgkin Lymphoma (NHL) subtypes, by targeting a patient- and tumor- specific lymphoma neoantigen, namely the unique B-cell receptor (BCR) displayed by a given malignant B-cell clone.

XCART will utilize a universal ‘CAR cassette’, into which neoantigen-specific, antigen-binding domains (ABDs) can be inserted to create a patient-specific CAR. The resulting CAR construct can then be engineered into an autologous CAR T product for treatment of the patient’s lymphoma.

[***]

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EXHIBIT B: BUDGET

Xenetic Biosciences, Inc.
Principal Investigator/Program Director (Last, First, Middle):	[***]

BUDGET May 1, 2020 – Oct, 31, 2022
PERSONNEL (Applicant organization only)%	YEAR 1	YEAR 2	YEAR 3
Personnel	[***]	[***]	[***]

SUPPLIES (Itemize by category)	[***]	[***]	[***]
[***]
TRAVEL	[***]	[***]	[***]
[***]
OTHER EXPENSES (Itemize by category)	[***]	[***]	[***]
[***]
DIRECT COSTS	[***]	[***]	[***]
INDIRECT COSTS @ [***]	[***]	[***]	[***]
TOTAL COSTS	[***]	[***]	[***]
GRAND TOTAL	[***]

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